TESCO'S CASING DRILLING (R) Coupled with Rotary Steerable Technology Used to Successfully Drill North Sea Well

For Immediate Release

Trading Symbol:

"TESOF" on NASDAQ

"TEO" on TSX

January 8, 2007

Houston, Texas--Tesco Corporation ("TESCO") today announced that the Company successfully used its proprietary CASING DRILLING (R) technology to drill the first ever offshore well utilizing the combination of industry standard rotary steerable systems coupled with TESCO's retrievable CASING DRILLING (R) tools and processes. The well was drilled in three stages:

  Two side by side 13-3/8" strings were placed utilizing TESCO's patented CDS (TM) technology

  A 10-3/4" casing string was directionally casing drilled to a depth of 4886 ft and maximum angle of 22 degrees.

  A 7-3/4" casing string was directionally casing drilled to a total depth of 12,088 ft and a maximum angle of 70 degrees.

The well was drilled for an operator in the Norwegian sector of the North Sea.

Julio M. Quintana, TESCO's President and CEO stated, "We see this achievement as a major milestone for our technology. While this is the tenth well utilizing rotary steerable systems in conjunction with our proprietary CASING DRILLING (R) technology, this is the first offshore well utilizing the combination of these two technologies to solve our client's well construction challenges. I have stated, and continue to believe that the marriage of these two technologies will become the standard by which most directional offshore wells will be drilled in the future".

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Corporation's mandate is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For further information please contact:

James Lank (713) 359-7104

Tesco Corporation

FORWARD-LOOKING STATEMENTS

This presentation contains statements that may constitute "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act of 1995. These statements include, among others, statements regarding expectations of future revenues, activities, capital expenditures and earnings and technical results. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ from those anticipated. These risks include, but are not limited to: the background risks of the drilling services industry (e.g. operational risks; potential delays or changes in plans with respect to customers' exploration or development projects or capital expenditures; the uncertainty of estimates and projections relating to levels of rental activities; uncertainty of estimates and projections of costs and expenses; risks in conducting foreign operations (e.g. political and fiscal instability) and exchange rate fluctuations); uncertainty and risks in technical results and performance of technology; and other uncertainties.